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                                                                     EXHIBIT 3.2




                           ARTICLES OF INCORPORATION

                                       OF

                      SOUTHERN BOTTLED WATER COMPANY, INC.

                                     * * *


                                  ARTICLE ONE

         The name of the Corporation is SOUTHERN BOTTLED WATER COMPANY, INC.


                                  ARTICLE TWO

         The period of duration of the Corporation is perpetual.


                                 ARTICLE THREE

         The purpose for which the Corporation is organized is to transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.


                                  ARTICLE FOUR

         The Corporation is authorized to issue an aggregate of 1,000 shares of stock, consisting of only one class (designated "Common Stock"), having a par value of $.01 per share. The shares of stock shall have identical rights and privileges in every respect.


                                  ARTICLE FIVE

         No security holder shall have the preemptive right to subscribe for or acquire shares or other securities of any kind of the Corporation, except to the extent such right is expressly granted in writing by the Corporation.


                                  ARTICLE SIX

         Cumulative voting by the shareholders of the Corporation at elections of directors is expressly prohibited.
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                                 ARTICLE SEVEN

         The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000.00), consisting of money, labor done, property actually received or such other consideration as may be authorized by law.

                                 ARTICLE EIGHT

         The initial board of directors consists of seven (7) members who shall serve as directors until the first annual meeting of shareholders or until their successors are elected and qualified, and whose names and addresses are:

                  NAME                            ADDRESS
                  ----                            -------
         James F. Stuart                  8572 Katy Freeway
                                          Suite 101
                                          Houston, Texas  77024

         A.J. Lewis, III                  1106 E. Durango
                                          San Antonio, Texas  78210

         Steven P. Rosenberg              11220 Grader Street, Suite 100
                                          Dallas, Texas  75238

         Stephen R. Sefton                222 S. Ninth Street, Suite 2800
                                          Minneapolis, Minnesota  55402-3388

         Richard Coonrod                  5720 Smetana Drive, Suite 300
                                          Minnetonka, Minnesota  55343

         Robert G. Miller                 8385 Miramar Road
                                          San Diego, California  92121

         Rod J. Sands                     5121 Broadway
                                          San Antonio, Texas  78209

         The number of directors constituting the board of directors (other than the initial board of directors) shall be fixed by, or in the manner provided in, the bylaws of the Corporation.



                                      2
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                                  ARTICLE NINE

         A director of the Corporation shall not be liable to the Corporation or its security holders for monetary damages for any act or omission in the director's capacity as a director. This Article does not eliminate or limit the liability of a director for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

         This Article is intended to limit the liability of a director of the Corporation to the fullest extent permitted by law. In the event that the Texas Miscellaneous Corporation Laws Act or the Texas Business Corporation Act is amended to authorize corporate action further limiting or eliminating liability of directors, then the liability of a director of the Corporation shall be limited or eliminated to the fullest extent permitted by either of such Acts, as so amended, without any further action. The limitation of liability contained in this Article shall not be deemed exclusive of any rights or limitations of liability or indemnity to which a director may otherwise be entitled. Any repeal or modification of this Article by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                  ARTICLE TEN

         The street address of the Corporation's initial registered office and the name of its initial registered agent at such address are:

              NAME                                       ADDRESS
              ----                                       -------
      James F. Stuart                           8572 Katy Freeway
                                                Suite 101
                                                Houston, Texas  77024





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                                 ARTICLE ELEVEN

         The name and address of the incorporator is:

                 NAME                                       ADDRESS
                 ----                                       -------
         Alan Schoenbaum                   Akin, Gump, Strauss, Hauer & Feld L.L.P.
                                           300 Convent Street, Suite 1500
                                           San Antonio, Texas 78205

Dated this 30th day of March 1998.

                                            INCORPORATOR:




                                            --------------------------------
                                            Alan Schoenbaum






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